Exhibit 99.1

GREAT PLAINS ENERGY REPORTS THIRD QUARTER
2012 RESULTS
Kansas City, Mo. (November 8, 2012) - Great Plains Energy (NYSE: GXP) today announced third quarter 2012 earnings of $145.8 million or $0.95 per share of average common stock outstanding, compared with third quarter 2011 earnings of $126.1 million or $0.91 per share. Favorable weather in the quarter, including the hottest July on record, and lower interest expense were factors in the quarter over quarter increase. The increase was partially offset by a meaningful decrease in weather-normalized demand and dilution from a higher number of shares outstanding.
For the first nine months of 2012, earnings were $194.0 million or $1.34 per share of average common stock outstanding, compared with $171.1 million or $1.24 per share in 2011. Great Plains Energy also announced it is narrowing its 2012 earnings guidance range from $1.20 to $1.40 per share to $1.25 to $1.35 per share.
“The solid results for the third quarter reflect the continued effort of our employees to deliver reliable service while managing costs during a period where customer demand trends have been soft,” commented Terry Bassham, President and CEO of Great Plains Energy. “While we continue to see positive economic signs across our region, load growth has been weak, which makes it imperative that we continue to manage our operating costs while making investments that provide long-term value to our customers and shareholders.”
The Company has also continued its focus on timely cost recovery and achievement of successful outcomes in its pending general rate cases. Stipulation and agreements for certain issues were approved in the Missouri rate cases and final orders on the remaining issues are anticipated by January 2013. A non-unanimous stipulation and agreement for certain issues has been filed in the Kansas rate case, subject to approval by the Kansas Corporation Commission. A final order is due by December 17, 2012 in Kansas.

Great Plains Energy Third Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2012	2011	2012	2011
	(millions)
Electric Utility	$141.9	$133.9	$0.93	$0.97
Other	4.5	(7.3)	0.02	(0.06)
Net income	146.4	126.6	0.95	0.91
Less: net income attributable to noncontrolling interest	(0.2)	(0.1)	—	—
Net income attributable to Great Plains Energy	146.2	126.5	0.95	0.91
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$145.8	$126.1	$0.95	$0.91
On a per-share basis, the primary drivers contributing to the $0.04 increase during the quarter versus 2011 were the following:

•	The 2011 results included a $0.09 loss from the effect of coal conservation activities and other related expenses due to Missouri River flooding;

•	An estimated impact of $0.06 from favorable weather;

•
An approximate $0.06 decrease in interest expense primarily due to the retirement of $500 million of 11.875 percent senior notes that matured in early July 2012 and a lower interest rate on the refinanced debt that was underlying Great Plains Energy's Equity Units; and

•	A combined impact of $0.01 from other items.
The above factors were mostly offset by the following:

•	An estimated $0.09 from lower weather-normalized demand; and

•
Approximately $0.09 due to dilution from the issuance of approximately 17.1 million shares of common stock in June 2012 to settle obligations under the purchase contracts underlying the Company's Equity Units.

On a segment basis, the increase in consolidated earnings for the third quarter 2012 compared to 2011 was attributable to an $8 million increase at the Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), and the results in the Other category improving from a $7.8 million loss to earnings of $3.9 million. For additional information, please refer to “Electric Utility Segment Third Quarter” and “Other Category Third Quarter and Year-to-Date” on pages 4 and 6, respectively.

Common stock outstanding for the quarter averaged 153.4 million shares, approximately 11 percent higher than the same period in 2011 primarily due to the settlement of the purchase contracts underlying the Equity Units.
Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2012	2011	2012	2011
	(millions)
Electric Utility	$210.2	$189.9	$1.45	$1.37
Other	(15.0)	(17.6)	(0.10)	(0.13)
Net income	195.2	172.3	1.35	1.24
Preferred dividends	(1.2)	(1.2)	(0.01)	—
Earnings available for common shareholders	$194.0	$171.1	$1.34	$1.24
On a per-share basis, the primary drivers contributing to the $0.10 increase for the first nine months of 2012 versus 2011 were the following:

•
The results for the first nine months of 2011 included a $0.09 loss from the effect of coal conservation activities and other related expenses due to Missouri River flooding, a $0.05 loss for an organizational realignment and voluntary separation program, a $0.05 loss from an extended refueling outage at Wolf Creek and a $0.03 loss representing KCP&L and GMO's combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result of rate case orders issued in 2011 by the Missouri Public Service Commission (MPSC);

•	Approximately $0.20 from new retail rates in Missouri which became effective for KCP&L in May 2011 and for GMO in June 2011; and

•	An estimated impact of $0.03 from favorable weather.
The above factors were partially offset by the following:

•	Approximately $0.10 due to lower weather-normalized demand;

•
An estimated effect of $0.09 at the Wolf Creek nuclear unit with $0.05 resulting from the unplanned outage during the first quarter 2012, $0.02 from an increase in amortization related to an extended refueling outage that began in late March 2011 and concluded in early July 2011 and $0.02 of other operating and maintenance expense;

•	An approximate $0.07 increase in interest expense primarily due to the absence of Iatan 2 carrying costs;

•	Approximately $0.06 due to dilution from the issuance of common stock in June 2012; and

•	An estimated total of $0.03 from a variety of other factors including a decrease in off-system sales margin and a 2011 tax benefit from a valuation allowance reversal.
Shares of common stock outstanding averaged 145.0 million shares, approximately 5 percent higher than the same period in 2011 primarily due to the settlement of the purchase contracts underlying the Equity Units.
Electric Utility Segment Third Quarter:
Quarterly net income for the Electric Utility segment was $141.9 million or $0.93 per share compared to $133.9 million or $0.97 per share in 2011.
Key drivers influencing the segment results included the following:

•
A $3.3 million increase in pre-tax gross margin (a non-GAAP financial measure described in Attachment A). The increase in gross margin was mainly due to an estimated $16 million impact from increased fuel and purchased power expense and reduced wholesale sales from coal conservation activities related to Missouri River flooding in 2011 and approximately $14 million from favorable weather. These factors were partially offset by approximately $22 million from lower weather-normalized demand;

•
A $10.6 million decrease in pre-tax other operating expenses primarily driven by $3.4 million of expenses related to the impact of flooding in 2011 and fewer coal plant outages in 2012 compared to 2011;

•	A $3.0 million increase in pre-tax depreciation and amortization expense driven by capital additions; and

•	A $3.6 million increase in income tax expense due to higher pre-tax income.
Overall retail MWh sales were down approximately 1.6 percent in the quarter compared to the 2011 period with the decrease driven by weather-normalized demand. On a weather-normalized basis, retail MWh sales decreased an estimated 4.2 percent. The residential, commercial and industrial sectors were down 3.0 percent, 4.5 percent and 5.9 percent, respectively.
Compared to normal levels the positive pre-tax gross margin effect from weather in the 2012 quarter was approximately $37 million.
Both coal fleet and nuclear availability in the quarter was higher compared to 2011. Wolf Creek's availability factor was impacted for the 2011 quarter due to repairs that ended in early July 2011 when the nuclear unit returned to 100 percent load.

Three Months Ended September 30	2012	2011
Equivalent Availability - Coal Plants	89%	88%
Capacity Factor - Coal Plants	81%	64%

Equivalent Availability - Nuclear	99%	96%
Capacity Factor - Nuclear	100%	98%

Equivalent Availability - Coal and Nuclear	91%	89%
Capacity Factor - Coal and Nuclear	83%	69%
Electric Utility Segment Year-to-Date:
Year-to-date net income for the Electric Utility segment was $210.2 million or $1.45 per share compared to $189.9 million or $1.37 per share in 2011.
Contributing factors influencing the segment results included the following:

•	A $47.6 million increase in pre-tax gross margin mainly due to:

◦	New retail rates;

◦	Results in 2011 that included the impact from Missouri River flooding and the extended refueling outage at Wolf Creek; and

◦	Favorable weather.
The above factors were partially offset by unfavorable weather-normalized demand and the first quarter 2012 unplanned outage at Wolf Creek;

•
A $3.0 million increase in pre-tax other operating expenses driven by an increase in Wolf Creek operating and maintenance expense and higher general taxes and pension expense. These increases were partially offset by lower plant operating and maintenance expense due to shorter planned outages, other than Wolf Creek, in 2012 compared to last year and operating expenses associated with solar rebates that have been deferred as a regulatory asset. The 2011 results included a loss representing (a) KCP&L's and GMO's combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result of MPSC rate case orders issued in 2011, and (b) flood related expenses;

•	The 2011 results were impacted by a $12.7 million pre-tax expense for an organizational realignment and voluntary separation program;

•
A $1.7 million decrease in pre-tax depreciation and amortization expense driven by the absence of regulatory amortization to maintain credit metrics for KCP&L in Missouri during the Comprehensive Energy Plan but ceased with the implementation of new retail rates for KCP&L in Missouri in May 2011, partially offset by increased deprecation for Iatan 2 and other capital additions;

•
A $24.7 million increase in pre-tax interest expense mainly due to the absence of Iatan 2 carrying cost partially offset by the retirement of $500 million of 11.875 percent senior notes that matured in early July 2012; and

•	A $10.8 million increase in income tax expense due to higher pre-tax income.

Overall retail MWh sales were down approximately 2.0 percent compared to the 2011 period with the decline driven by weather-normalized demand. On a weather-normalized basis, retail MWh sales decreased an estimated 1.5 percent. The residential and industrial sectors were both down 2.1 percent, while the commercial sector was down 0.5 percent.
Compared to normal levels the positive gross margin effect from weather was approximately $54 million.
Coal generation fleet availability was higher than last year primarily due to planned outages at both Iatan units and at La Cygne 1 in 2011. Nuclear availability was negatively impacted due to the unplanned outage in the first quarter of 2012 and in the second quarter of 2011 for the extended refueling outage.

Year to Date September 30	2012	2011
Equivalent Availability - Coal Plants	86%	81%
Capacity Factor - Coal Plants	73%	66%

Equivalent Availability - Nuclear	73%	62%
Capacity Factor - Nuclear	73%	62%

Equivalent Availability - Coal and Nuclear	84%	78%
Capacity Factor - Coal and Nuclear	73%	65%
Other Category Third Quarter and Year-to-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, noncontrolling interest and preferred dividends. For the 2012 third quarter, the Other category reflected earnings of $3.9 million or $0.02 per share compared to a loss of $7.8 million or $0.06 per share for the same period in 2011.
Key drivers influencing the Other category for the third quarter 2012 included the following:

•	A benefit of $3.1 million due to the release of uncertain tax positions in 2012;

•	A $2.3 million benefit due to the resolution of certain general tax related matters in 2011; and

•	A $2.1 million decrease in interest expense from the lower interest rate on the refinanced debt that was underlying Great Plains Energy's Equity Units.
For the first nine months of 2012, the Other category recorded a loss of $16.2 million or $0.11 per share compared to a loss of $18.8 million or $0.13 per share in 2011.
Key drivers influencing the Other category results for the first nine months of 2012 included the following:

•	A benefit of $1.6 million due to the release of uncertain tax positions in 2012; and

•	A $2.3 million benefit due to the resolution of certain general tax related matters in 2011.
The above factors were offset by the following:

•	A $2.2 million tax benefit from a valuation allowance reversal in 2011; and

•	A $1.8 million after-tax loss on the sale of real estate during 2012.
Regulatory Update:
KCP&L and GMO filed separate rate requests with the MPSC in February 2012. KCP&L requested a revenue increase of $105.7 million. The MPSC Staff (Staff) filed its direct testimony in the KCP&L case in August 2012 and recommended a revenue increase range of $16.5 million to $33.7 million. GMO requested a revenue increase of $83.5 million. Staff filed its direct testimony in the GMO case in August 2012 and recommended a revenue increase range of $1.1 million to $16.5 million. In November 2012, the MPSC issued an order approving multiple stipulation and agreements to settle a number of issues in the KCP&L and GMO rate cases. Orders on the remaining items in the rate cases that were not part of the approved stipulation and agreements for KCP&L and GMO are expected by January 2013 and new rates are anticipated to be effective in late January 2013.
KCP&L filed a rate request with the Kansas Corporation Commission (KCC) in April 2012, requesting a revenue increase of $63.6 million (adjusted to $56.4 million as the net result of updates to the case, including a partial settlement subject to KCC approval). The KCC Staff filed its direct testimony in August 2012 and recommended a revenue increase of $27.5 million. In September 2012, KCP&L, KCC Staff and the Citizens Utility Ratepayer Board filed a non-unanimous stipulation and agreement to settle a number of issues in the case. The non-unanimous stipulation and agreement is pending KCC approval. An order on the remaining items in the rate case that were not part of the non-unanimous stipulation and agreement is due by December 17, 2012, and new rates are anticipated to be effective January 1, 2013.
Great Plains Energy will post its 2012 Third Quarter Form 10-Q, as well as supplemental financial information related to the third quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EST Friday, November 9, 2012, to review the Company's 2012 third quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy's website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.
The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time. The pass code is 27887250.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company's website. A telephonic replay of the conference call will also be available through November 16, 2012, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 27887250.
About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy's and KCP&L's quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Katie McDonald, Director, Corporate Communications, 816-556-2365, katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others. The Company's expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L's Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment's operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The Company's definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	September 30		September 30
	2012	2011	2012	2011
	(millions)
Operating revenues	$746.2	$773.7	$1,829.5	$1,831.7
Fuel	(164.7)	(146.5)	(422.1)	(365.8)
Purchased power	(17.9)	(68.1)	(69.5)	(178.4)
Transmission of electricity by others	(9.8)	(8.6)	(25.9)	(23.1)
Gross margin	$553.8	$550.5	$1,312.0	$1,264.4